Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-251159

January 7, 2021

Prospectus Supplement No. 1

Orbsat Corp

5,641,000 Shares of Common Stock

Issuable upon Conversion of Convertible Promissory Notes

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 5,641,000 shares of our common stock they may acquire upon the conversion of convertible promissory notes issued in a private placement completed on August 21, 2020 and December 1, 2020. The prices at which the selling stockholders may sell such shares will be determined by prevailing market prices or at prices that may be obtained in negotiated transactions.

This prospectus supplement is being filed to include the information set forth in the Current Report on Form 8-K filed with the SEC on December 31, 2020, which is set forth below. This prospectus supplement should be read in conjunction with the prospectus dated January [_], 2020, which are to be delivered with this prospectus supplement.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading `Risk Factors’ beginning on page 4 of the original prospectus, as subsequently amended and supplemented, before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is January [_], 2021

****************************

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2020

ORBSAT CORP

(Exact name of registrant as specified in its charter)

Nevada	00-25097	65-0783722
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

18851 N.E. 29th Ave., Suite 700, Aventura, FL 33180

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (305)-560-5355

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[  ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 21, 2020, the Company’s Board of Directors approved and adopted the Company’s 2020 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to provide a means for the Company to continue to attract, motivate and retain management, key employees, directors and consultants. The Plan provides that up to a maximum of 2,250,000 shares of the Company’s common stock, subject to adjustment, are available for issuance under the Plan. A copy of the Plan is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

On December 31, 2020, the Company’s Board of Directors approved and adopted an amendment that increases the maximum from 2,250,000 to 4,000,000 shares of the Company’s common stock.

Following the adoption of the Plan, the Board approved issuances of certain stock options to its executives, directors and employees under the Plan. Specifically, the stock options issued to David Phipps, CEO (1,500,000), Thomas Seifert, CFO (250,000) and Hector Delgado, a Board member (50,000), all have an exercise price of $0.25 per share, respectively, fully vest upon issuance and expire on December 30, 2030. In addition, the Board approved additional 850,000 stock options to the Company’s 6 key employees and consultants, on the same terms as those issued to the Company’s officers and director.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	2020 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orbital Tracking Corp.

Date: December 31, 2020	By:	/s/ David Phipps
	Name:	David Phipps
	Title:	President and CEO